Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 3, 2010, relating to the financial statements and financial statement schedule of SFN Group, Inc., and the effectiveness of SFN Group, Inc.’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of SFN Group, Inc. for the year ended December 27, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

June10, 2010